UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 21, 2009 (July 16, 2009)

DIGUANG INTERNATIONAL DEVELOPMENT CO., LTD.
(formerly Online Processing, Inc.)
(Exact name of registrant as specified in its charter)

Nevada	000-33112	22-3774845
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23rd Floor, Building A, Galaxy Century Building, No. 3069 Caitian Road,
Futian District, Shenzhen
People’s Republic of China
Post Code: 518052
(Address of principal executive offices (zip code))

(86) 755-2655-3152
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into Material Definitive Agreement

1.              Loan  Agreement

On June 26, 2009, Shenzhen Diguang Electronics Co., Ltd, “Shenzhen Diguang Electronics”, a company 100% owned by Diguang International Development Co., Ltd., the “Registrant”, entered into a loan agreement, the “Loan Agreement”, with China Development Bank Co., Ltd., “China Development Bank”, as lender, pursuant to which, Shenzhen Diguang Electronics borrowed RMB 30,000,000, equivalent to approximately US$4,390,876, the “Loan”, from China Development Bank.  Under the Loan Agreement, the maturity date for the Loan is June 26, 2010, one year from the drawdown date of the Loan, the “Maturity Date”, at a current benchmark interest rate pronounced by the People’s Bank of China of 5.31% per annum.  The Loan will be used in connection with the operation of the construction project of Shenzhen Diguang Electronics.

The obligations of Shenzhen Diguang Electronics are secured by (i) two joint and several personal guarantees of Mr. Song Yi and Mr. Song Hong, directors of the Registrant, pursuant to two personal guarantee contracts, dated June 26, 2009 and July 16, 2009 respectively; (ii) a mortgage charged on 23rd Floor, Galaxy Century Building A, No. 3069, Caitian Road, Futian District, Shenzhen, China pursuant to a mortgage contract entered into between Shenzhen Diguang Electronics and China Development Bank on June 13, 2009, the “First Mortgage Contract”; and (iii) a mortgage charged on certain industry land at Dongchang Road, Gongming Street, Bao’an District, Shenzhen pursuant to a second mortgage contract entered into between Shenzhen Diguang Electronics and China Development Bank on June 13, 2009, the “Second Mortgage Contract”.  The First Mortgage Contract and the Second Mortgage Contract are collectively called the “Mortgage Contracts”.

The Loan Agreement contains affirmative and negative covenants customary for such borrowing, including, but not limited to, limitations on the ability of Shenzhen Diguang Electronics to incur additional debt, create liens, dispose of assets, carry out mergers and acquisitions, and make investments and capital expenditures.

The Loan Agreement also contains customary events of defaults, including, but not limited to, nonpayment of principal when due, failure to pay interest, fees or other amounts within a specified period of days after these amounts are due, violation of covenants, failure of any representation or warranty to be true and correct in all material respects when made, misrepresentation, insolvency and other bankruptcy events, and actual or asserted invalidity of the security documents.

2.           Mortgage Contracts

On June 13, 2009, in connection with the execution of the Loan Agreement, Shenzhen Diguang Electronics entered into the First Mortgage Contract in relation to the entire Loan and the Second Mortgage Contract in relation to a portion of the Loan in the amount of RMB 16,766,669, equivalent to approximately US$2,454,012, in favor of China Development Bank.

The Mortgage Contracts contain customary events of defaults, including, but not limited to, violation of covenants, including covenant to keep the mortgaged properties in good condition and covenant to coordinate with China Development Bank to manage the use and maintenance of the mortgaged properties, failure of any representation or warranty to be true and correct in all material respects when made, misrepresentation, insolvency and other bankruptcy events.

3.           Guarantee Contracts

In connection with the execution of the Loan Agreement, Mr. Song Yi and Mr. Song Hong, directors of the Registrant, entered into two joint and several personal guarantee contracts with China Development Bank, dated June 26, 2009 and July 16, 2009 respectively, under which, Mr. Song Yi and Mr. Song Hong provide joint and several guarantees to indemnify China Development Bank against losses for the Loan for a period of two years commencing from the Maturity Date.

The transaction between Shenzhen Diguang Electronics and China Development Bank in respect of the Loan was completed as of July 16, 2009.

The foregoing summary descriptions of the Loan Agreement, Mortgage Contracts and the two guarantee contracts do not purport to be complete and are qualified in their entirety by reference to such agreements, which are attached hereto, respectively, as Exhibits 10.1 to 10.5.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above and referenced under Item 1.01 is hereby incorporated by reference into this item 2.03.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No	Description

10.1	Translation of the Loan Agreement entered into betweenShenzhen Diguang Electronics and China Development Bank dated June 26, 2009.

10.2	Translation of the First Mortgage Contract entered into between Shenzhen Diguang Electronics and China Development Bank dated June 13, 2009.

10.3	Translation of the Second Mortgage Contract entered into between Shenzhen Diguang Electronics and China Development Bank dated June 13, 2009.

10.4	Translation of the Guarantee Contract entered into between Mr. Song Yi and China Development Bank dated June 26, 2009.

10.5	Translation of the Guarantee Contract entered into between Mr. Song Hong and China Development Bank dated July 16, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diguang International Development Co., Ltd.

Date: July 21, 2009	By:	/s/ Keith Hor
Keith Hor
Chief Financial Officer